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                                  EXHIBIT 23.3




Report of Independent Public Accountants

To the Board of Directors and Shareholders of Personnel Group of America, Inc.


      We have audited the consolidated statements of income, shareholders' equity and cash flows of Personnel Group of America, Inc. and subsidiaries (a Delaware corporation) for the year ended December 29, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

      We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of the operations and the cash flows of Personnel Group of America, Inc. and subsidiaries for the year ended December 29, 1996, in conformity with generally accepted accounting principles.



/s/ Arthur Andersen LLP

Charlotte, North Carolina,
  February 7, 1997, except for Note 4, for which the date is December 26, 1997 and except for
  Note 10, for which the date is March 5, 1998.